NEWS RELEASE

For further information contact:
Greg Rosenstein                                Cathy Green
Manager of Investor Relations                  Chief Financial Officer
(318) 234-4590                                 (318) 234-4590

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 18, 1996

       AMERICAN OILFIELD DIVERS INCREASES BID PRICE TO CDN $1.65,
             OFFERS FINANCIAL ASSISTANCE TO HARD SUITS INC.


  Lafayette, LA -- AOD Acquisition Corp., a wholly owned subsidiary of American Oilfield Divers, Inc. (NASDAQ: DIVE), announced today that is has increased its Offer to purchase all of the common shares of Hard Suits Inc. from CDN $1.50 to CDN $1.65. As previously announced, the Offer has been extended to 12:01 a.m. on October 30, 1996.

  As previously released, Hard Suits announced on October 10, 1996 its intention to enter into a CDN $2.5 million loan agreement. The loan would carry an average interest rate of 14%, have a redemption premium which could be as high as 100%, and include warrants which, when exercised, represent more than 27% of the outstanding common shares. AOD believes such loan transaction is not in the best interests of Hard Suits' shareholders.

  AOD also announced today that it has offered a CDN $500,000 line of credit to Hard Suits on customary and reasonable commercial terms (including, among others, interest at 8.5% per annum and secured by Hard Suits' assets, but excluding any warrants or redemption premiums) in order that Hard Suits can immediately address its working capital deficiency during the offer period. This line of credit, which may be increased by AOD depending on Hard Suits' financial condition, is conditional upon Rene Theophil Nuytten resigning as a director and officer of Hard Suits and one AOD nominee being appointed to the Hard Suits Board of Directors.

  American  Oilfield  Divers,  Inc.,  is  a  leading  provider of diving services, subsea products, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.

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